Consent of Squire, Sanders & Dempsey L.L.P.

We hereby consent to the filing of our opinion as an exhibit to the Registration Statement and to any reference to our firm in the proxy statement-prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations under such Act.

Squire, Sanders & Dempsey L.L.P.

Date: January 9, 2003

Ex. 23(f)-1